CONSENT OF INDEPENDENT AUDITORS


     We hereby consent to the use of our audit report dated January 21, 2005 except for Note 15 as to which the date is March 18, 2005 in this AMENDMENT NO. 1 on Form SB-2 of Wizzard Software Corporation and Subsidiaries for the years ended December 31, 2004 and 2003, which is part of this Form SB-2 and all references to our firm included in this AMENDMENT NO. 1 on Form SB-2.

/s/ Gregory & Eldredge, LLC.

Salt Lake City, Utah

May 10, 2005